Exhibit 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Three Months Ended September 30,
	2003	2002
	(Restated)
Numerator:
Numerator for basic earnings per share-income available to common shareholders	$14,025	$22,389
Less adjustment for income from discontinued operations	—	(1,484)

Numerator for basic earnings per share from continuing operations	14,025	20,905
Effect of dilutive securities:	—	788

Numerator for diluted earnings per share from continuing operations	$14,025	$21,693

Denominator:
Denominator for basic earnings per share – weighted average shares	46,565	45,910
Dilutive potential common shares	475	1,950

Denominator for diluted earnings per share-adjusted for weighted average shares and assumed conversion	47,040	47,860

Basic earnings per share from continuing operations	$0.30	$0.46
Basic earnings per share from discontinued operations	—	0.03

Basic earnings per share	$0.30	$0.49

Diluted earnings per share from continuing operations	$0.30	$0.45
Diluted earnings per share from discontinued operations	—	0.03

Diluted earnings per share	$0.30	$0.48

Exhibit 11

(continued)

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

(Amounts in thousands except per share data)

	For the Nine Months Ended September 30,
	2003	2002
Numerator:
Numerator for basic earnings per share-income available to common shareholders	$58,687	$62,024
Less adjustment for income from discontinued operations	(24,083)	(4,349)

Numerator for basic earnings per share from continuing operations	34,607	57,675
Effect of dilutive securities:	—	2,375

Numerator for diluted earnings per share from continuing operations	$34,607	$60,050

Denominator:
Denominator for basic earnings per share – weighted average shares	46,205	45,895
Dilutive potential common shares	350	2,025

Denominator for diluted earnings per share-adjusted for weighted average shares and assumed conversion	46,555	47,920

Basic earnings per share from continuing operations	$0.75	$1.26
Basic earnings per share from discontinued operations	0.52	0.09

Basic earnings per share	$1.27	$1.35

Diluted earnings per share from continuing operations	$0.75	$1.25
Diluted earnings per share from discontinued operations	0.52	0.09

Diluted earnings per share	$1.27	$1.34